Exhibit 99.1

   Golden Enterprises, Inc. Releases Earnings and Declares Quarterly Dividend


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 22, 2005--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 26, 2005 to stockholders of record on October 7, 2005.
    For the thirteen weeks ended September 2, 2005, Golden Enterprises, Inc.'s basic and diluted earnings per share were ($.01) compared to $.02 last year, on net sales of $26,031,836 versus $24,766,426, a 5% increase.
    During the first quarter, gross margins increased $59,894, or 1%, compared to the prior year quarter. Higher sales volume and improvement in pricing continues to offset promotional spending.
    Selling, general and administrative expenses increased $416,074, or 4%, due to substantial increases in fuel cost.
    On August 29th, Hurricane Katrina ravaged the Gulf Cost Region of Alabama, Mississippi and Louisiana. The hurricane impacted our employees, customers and Golden Enterprises property. The total assessment of this impact has yet to be determined. All of our employees in this region are safe, many however are displaced. The Company does not anticipate a material effect from Katrina's impact.
    Golden Enterprises, was quick to respond, being one of the first snack food companies to begin service to those customers that were fortunate enough to be open. Not only were we quick to service our customers but product shipments have gone to evacuees in Baton Rouge, Louisiana as well as Biloxi, Mississippi.
    Our thoughts and prayers have and will continue to be for all those impacted by this historical event.
    The following is a summary of sales and income information for the thirteen weeks ended September 2, 2005 and August 27, 2004.


                                              THIRTEEN WEEKS ENDED
                                          ---------------------------
                                           September 2,    August 27,
                                              2005           2004
                                          ------------   ------------
Net sales                                 $ 26,031,836   $ 24,766,426
                                          ============   ============

Income before income taxes                $   (101,733)  $    298,525
Income taxes                                   (37,491)       110,350
                                          ------------   ------------

Net income                                $    (64,242)  $    188,175
                                          ============   ============

Basic and diluted earnings per share      $       (.01)  $       0.02
                                          ============   ============

Basic weighted shares outstanding           11,835,330     11,852,830
                                          ============   ============

Diluted weighted shares outstanding         11,861,949     11,852,830
                                          ============   ============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132